Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

November 15, 2024

The Board of Directors

Safe and Green Development Corporation

100 Biscayne Blvd., Suite 1201

Miami, Florida 33132

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Safe and Green Development Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (“Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration for resale, under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), by the entities named in the Registration Statement (the “Selling Stockholders”) of up to an aggregate of 1,285,748 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), comprising the following:

1. up to 888,888 shares of Common Stock (the “Second Closing Debentures Shares”) issuable upon the conversion of the four secured convertible debentures (the “Second Closing Debentures”) issued to certain of the Selling Stockholders pursuant to that certain Securities Purchase Agreement, dated as of August 12, 2024, as amended ( the “SPA”), between the Company and the Selling Stockholders named therein;

2. up to 170,892 shares of Common Stock (the “Second Closing Warrant Shares”) issuable upon the exercise of the four outstanding warrants (the “Second Closing Warrants”) issued to certain of the Selling Stockholders pursuant to the SPA;

3. 85,634 shares of Common Stock (the “Arena Global Shares”) issued to Arena Business Solutions Global SPC II, Ltd (“Arena Global”) as additional commitment fee shares pursuant to an equity line purchase agreement executed on August 12, 2024, as amended on August 30, 2024 and November 15, 2024 (the “ELOC Purchase Agreement”),

4. up to 83,333 shares of Common Stock Agreement (the “Arena Warrant Shares”) issuable pursuant to a pre-funded warrant issued to Arena Global (the “Arena Global Warrant”) as a commitment fee pursuant to the ELOC Purchase Agreement; and

(5) up to 57,001 shares of Common Stock (the “ELOC Shares”) that the Company may sell to Arena Global, from time to time, pursuant to the ELOC Purchase Agreement

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the SPA; (iii) the ELOC Purchase Agreement; (iv) the Second Closing Debentures; (v) the Second Closing Warrants; (vi) the Arena Global Warrant; (vii) resolutions adopted by the Board of Directors of the Company (the “Board”); (viii) the amended and restated certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”); (ix) the amended and restated bylaws of the Company (the “Bylaws”); and (x) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures. We have also assumed that the Company will, at the time of any issuance of the Shares have a sufficient number of authorized but unissued shares of Common Stock pursuant to its Certificate of Incorporation to so issue the relevant number of Shares and such Shares will be issued for not less than the par value of the Common Stock.

Based upon the foregoing, it is our opinion that:

1. The Second Closing Debenture Shares have been duly and validly authorized for issuance and, when issued by the Company and delivered by the Company upon the valid conversion of the Second Closing Debentures, in accordance with and in the manner described in the Registration Statement, the SPA and the Second Closing Debentures , the Second Closing Debenture Shares will be validly issued, fully paid and non-assessable.

2. The Second Closing Warrant Shares have been duly and validly authorized for issuance and, when issued by the Company and delivered by the Company upon the valid exercise of the Second Closing Warrants and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, the SPA and the Second Closing Warrants will be validly issued, fully paid and non-assessable.

3. The Arena Global Shares are validly issued, fully paid and non-assessable.

4. The Arena Warrant Shares have been duly and validly authorized for issuance and, when issued by the Company and delivered by the Company upon the valid exercise of the Arena Global Warrant and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, the ELOC Purchase Agreement and the Arena Global Warrant, will be validly issued, fully paid and non-assessable.

5. The ELOC Shares have been duly and validly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the ELOC Purchase Agreement, the ELOC Shares will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Company’s Registration Statement relating to the resale of the Shares. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BLANK ROME LLP
BLANK ROME LLP

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